COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	March 2, 2011

Cooper Tire & Rubber Company Reports
Increased Investment in Asian Facility

Findlay, Ohio, March 2, 2011 - Cooper Tire & Rubber Company (NYSE:CTB) announced today that an agreement has been reached to increase the Company’s ownership in its affiliated Cooper Kenda Tire (CKT) operations to 100 percent from 50 percent. The cost is $116.5 million and the transaction should be completed by March 15, 2011, through a wholly-owned subsidiary of the Company. These operations are already wholly consolidated in the Company's financial statements and will be renamed as Cooper Kunshan Tire, contingent upon government approval.  The operation currently manufactures a variety of passenger car and light truck tires for export to North America and Europe and is well positioned to supply the domestic Chinese market in the future.

Allen Tsaur, Vice President and General Manager, Cooper Asia Operations, commented, "CKT employees and management have worked tirelessly to build a world-class operation that manufactures high quality and competitive products.  We look forward to continuing our role as an important part of Cooper's global supply network."

Hal Miller, Corporate Vice President and President of Cooper's International Tire Segment, added, "The contribution of our partners in launching and growing CKT to its current production levels has been invaluable, and the joint efforts from both partners were mutually beneficial. Our new ownership position will allow us to further capitalize on the prospects we see for continued growth and competitiveness.  We are extremely excited about the role this operation can and will play in Cooper's future."

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company with affiliates, subsidiaries and joint-ventures that specialize in the design, manufacture, marketing and sales of passenger car and light truck tires.  The Company also has subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information on Cooper Tire, visit www.coopertire.com, www.facebook.com/coopertire, or twitter.com/coopertire.